    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1999

                                                      REGISTRATION NO. 333-____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                          ---------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ---------------------------

                                KITTY HAWK, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                75-2564006
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                                                                   M. TOM CHRISTOPHER
                 1515 WEST 20TH STREET                                           CHIEF EXECUTIVE OFFICER
                    P.O. BOX 612787                                               1515 WEST 20TH STREET
 DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TEXAS 75261                                P.O. BOX 612787
                    (972) 456-2200                                DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TEXAS 75261
            (Address, including zip code,                                            (972) 456-2200
      and telephone number, including area code,                    (Name, address, including zip code, and telephone
     of registrant's principal executive offices)                  number, including area code, of agent for service)

                          ----------------------------
                          COPIES OF COMMUNICATIONS TO:

                                 GREG R. SAMUEL
                             HAYNES AND BOONE, LLP
                             3100 NATIONSBANK PLAZA
                                901 MAIN STREET
                            DALLAS, TEXAS 75202-3789
                                 (214) 651-5000
                          ----------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================================
         TITLE OF EACH CLASS                AMOUNT TO BE             PROPOSED                 PROPOSED               AMOUNT OF
    OF SECURITIES TO BE REGISTERED           REGISTERED       MAXIMUM OFFERING PRICE      MAXIMUM AGGREGATE       REGISTRATION FEE
                                                                     PER SHARE             OFFERING PRICE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share.......................     200,000 shares            $7.75(1)               $1,550,000(1)             $430.90
==================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based on the last reported sale price of the Common stock on the Nasdaq National Market on March 15, 1999.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
===============================================================================

                             SUBJECT TO COMPLETION



PROSPECTUS





                                KITTY HAWK, INC.



                                ---------------


                         200,000 SHARES OF COMMON STOCK

                                ---------------

         Our common stock is traded on the Nasdaq National Market under the symbol "KTTY". On March 15, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $7 3/4 per share.

                                ---------------

         These shares of common stock are being sold by Doug Kalitta, George Kelsey, Mary Phillips and Don Schilling, the selling stockholders. We will not receive any part of the proceeds from the sale of these shares of common stock.

                                 --------------

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                        Prospectus dated March 16, 1999

                                Kitty Hawk, Inc.
                             1515 West 20th Street
                                P.O. Box 612787
              Dallas/Fort Worth International Airport, Texas 75261
                                 (972) 456-2200



                               TABLE OF CONTENTS

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
                                                                             PAGE
                                                                             -----
Risk Factors ..............................................................    3
Forward Looking Statements ................................................   12
Where You Can Find More Information .......................................   12
Incorporation of Certain Information by Reference .........................   12
The Company ...............................................................   13
Developments ..............................................................   14
Use of Proceeds ...........................................................   19
Selling Stockholders ......................................................   19
Plan of Distribution ......................................................   20
Legal Matters .............................................................   20
Experts ...................................................................   20

                                  RISK FACTORS

         An investment in the common stock involves a high degree of risk. This Prospectus contains forward-looking statements which involve risks and uncertainties. In addition to the other information in this Prospectus, before making an investment in the common stock, you should carefully consider the following risk factors. These risk factors are cautionary statements regarding important matters that could cause actual results to differ significantly from our expectations. If we experience the adverse effects of any of these risks, our business could suffer a material adverse effect and the value of the common stock could decline dramatically.


                             COMPANY RELATED RISKS

SUBSTANTIAL DEBT AND INTEREST PAYMENTS

         In November 1997, we incurred substantial debt through:

         (1) the issuance of $340 million of 9.95% Senior Secured Notes due 2004 (the "NOTES"); and

         (2) entering into a senior secured revolving credit facility (the "CREDIT FACILITY"), which currently allows us to borrow up to $90.4 million.

In addition, we entered into a $45.9 million term loan (the "TERM LOAN") to refinance a $45.9 million loan incurred in September 1997. At December 31, 1998, our total debt was approximately $489.7 million. At December 31, 1998, we had borrowed $86.9 million under the Credit Facility and owed approximately $45.9 million under the Term Loan. In addition to the debt we have outstanding, the indenture pursuant to which the Notes were issued (the "INDENTURE") permits us to incur substantial amounts of additional debt for certain specified purposes, including to acquire aircraft and aircraft-related assets.

         Our significant debt could have important consequences, including:

         (1) we may be unable to obtain additional financing in the future;

         (2) we will have to dedicate a substantial portion of our cash flow to principal and interest payments, which will reduce funds available for other purposes;

         (3) we may be at a competitive disadvantage to competitors with less debt;

         (4) we may be unable to adjust rapidly to changing market conditions; and

         (5)      we may be more vulnerable to:

                  (A)      downturns in general economic conditions;

                  (B)      downturns in our business; and

                  (C) the temporary or permanent loss of business from one or more of our customers.

         Our ability to make scheduled principal and interest payments or to refinance our debt will depend on our future financial performance, which to a certain extent will be subject to economic, financial, competitive and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow to make principal and interest payments on time and to make necessary capital expenditures. If we cannot do this, we may be required to seek to refinance all or a portion of our debt, to sell assets or to obtain additional financing, any of which we may be unable to do on acceptable terms.

RESTRICTIVE COVENANTS

         Our existing debt agreements contain a number of significant covenants. These covenants generally limit our ability, among other things, to:

         (1)      pay dividends;

         (2)      incur additional debt, except for certain specified purposes;

         (3)      encumber or sell assets;

         (4)      enter into transactions with stockholders and affiliates;

         (5)      guarantee debt;

         (6)      merge or consolidate with another entity; and

         (7)      transfer or lease all or substantially all of our assets.

These covenants also require us to meet certain financial tests. As of the date hereof, we are in compliance with these covenants. Our ability to comply with these covenants in the future will depend on our future financial performance. If we are unable to comply with these covenants, there would be a default under our debt agreements. If the lender did not waive such a default, the default could result in acceleration of our debt and our bankruptcy.

INTEGRATING THE KALITTA COMPANIES

         On November 19, 1997, we acquired five companies (collectively, the "KALITTA COMPANIES"):

         (1) American International Airways, Inc. ("AIA"), which has been renamed Kitty Hawk International, Inc. ("KITTY HAWK INTERNATIONAL");

         (2)      American International Travel, Inc.;

         (3)      Flight One Logistics, Inc.;

         (4) Kalitta Flying Service, Inc., which has been renamed Kitty Hawk Charters, Inc.; and

         (5)      O.K. Turbines, Inc.

         Over the last fifteen months, we have been integrating the Kalitta Companies' operations with our pre-acquisition operations. We cannot assure you that we will be able to successfully complete integrating the Kalitta Companies' operations or achieve the goals that motivated us to acquire the Kalitta Companies, either of which could have a material adverse effect on our business and the value of the common stock.

CONTINUED LOSSES AT KITTY HAWK INTERNATIONAL

         From the period January 1, 1997 through November 18, 1997, Kitty Hawk International, then owned by Conrad A. Kalitta under the name American International Airways, Inc., suffered substantial net losses. Although Kitty Hawk International's 1998 financial results improved from its 1997 financial results, Kitty Hawk International still suffered a net loss of $4.8 million in 1998. In an effort to make Kitty Hawk International profitable, we recently have:

         (1) eliminated providing third party airframe repair and engine overhaul services, other than for JT3 and JT8 engines;

         (2) stopped passenger charters and parked the two Boeing 747s and two Lockheed L-1011s that flew passenger charters pending their disposition, possible cargo conversion or employment in other uses;

         (3) outsourced the majority of our major maintenance on our Boeing 747, Lockheed L-1011 and Douglas DC-8 aircraft, except for the overhaul of JT3 engines used on Douglas DC-8 aircraft; and

         (4)      eliminated approximately 450 jobs at Kitty Hawk
                  International.

In addition, we intend to:

         (1) eliminate approximately 1,050 additional jobs at Kitty Hawk International;

         (2) close surplus portions of our Oscoda, Michigan maintenance facility; and

         (3) reduce Kitty Hawk International's owned and leased operating fleet from 36 aircraft at December 31, 1998 to 19 aircraft at December 31, 1999, consisting of seven Boeing 747s, six Lockheed L-1011s and six Douglas DC-8s.

See "Developments -- Restructuring of Kitty Hawk International." Failure to make Kitty Hawk International profitable could have a material adverse effect on our business and the value of the common stock.

DEPENDENCE ON AIRCRAFT AVAILABILITY

         Our revenues are dependent on having aircraft available for revenue service. In the past, we have experienced unanticipated Federal Aviation Administration ("FAA") Airworthiness Directives ("DIRECTIVES") that have made aircraft unavailable for revenue service. In the event one or more of our aircraft are out of service for an extended period of time, whether due to Directives, accidents or otherwise, we may be forced to lease or purchase replacement aircraft and may be unable to fulfill our obligations under customer contracts. We cannot assure you that if necessary, we could locate suitable replacement aircraft on acceptable terms. We do not maintain business interruption insurance to cover these risks. Loss of revenue from any such business interruption, damages for non-performance under customer contracts or costs to replace aircraft could have a material adverse effect on our business and the value of the common stock.

CYCLICALITY AND SEASONALITY

         We provide services to numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond our control. Demand for our services could be materially adversely affected by downturns in our customers' businesses. We believe a significant percentage of our revenues will continue to be generated from services provided to the U.S. automotive industry, which has historically been a cyclical industry. A contraction in the U.S. automotive industry, a prolonged work stoppage or other significant labor dispute involving that industry, or a reduction in the use of air freight charters by that industry, could have a material adverse effect on our business and the value of the common stock.

         Certain of our customers engage in seasonal businesses too, especially the U.S. Postal Service and customers in the U.S. automotive industry. As a result, our air carrier business and air freight charter logistics business have historically experienced their highest quarterly revenues and profitability during the last three months of the year due to the peak Christmas season activity of the U.S. Postal Service and during the period from June 1 to November 30 when production schedules of the U.S. automotive industry typically increase. Consequently, we historically experience our lowest quarterly revenue and profitability during the first three months of the year.

DEPENDENCE ON KEY PERSONNEL

         We believe that our success depends on, and will continue to depend on, the services of:

         (1) M. TOM CHRISTOPHER, our founder and our Chairman of the Board of Directors and Chief Executive Officer;

         (2)      TILMON J. REEVES, our President and Chief Operating Officer;
                  and

         (3) RICHARD R. WADSWORTH, our Senior Vice President -- Finance, Chief Financial Officer and Secretary.

If we lose the services of any of them, and in particular Mr. Christopher, our business and the value of the common stock could be materially adversely affected. Each of Messrs. Christopher, Reeves and Wadsworth have employment agreements with the Company.

EMPLOYEE RELATIONS

         Some of our pilots and flight engineers are members of the International Brotherhood of Teamsters and are employed pursuant to a collective bargaining agreement. We are in the process of renegotiating this collective bargaining agreement with representatives of the Teamsters. The pilots and flight engineers have rejected one proposed new collective bargaining agreement.

         We believe the current collective bargaining agreement's system for scheduling pilots and flight engineers is inefficient, which results in higher costs to us. While we are negotiating to make this scheduling system more efficient, we cannot assure you that we will be successful in these negotiations. Failure to negotiate a more efficient scheduling system could have a material adverse effect on our business and the value of the common stock.

         While we intend to negotiate with the Teamsters in good faith, we cannot assure you that we will be able to enter into a new collective bargaining agreement. In addition, negotiations could result in work stoppages, a substantial increase in salaries or wages, changes in work rules or other changes adverse to our business. Also, we cannot assure you that our non-union cockpit crews will remain non-union. Unionization of our non-union cockpit crews, work stoppages, increased wages or other labor-related matters could have a material adverse effect on our business and the value of the common stock.

DEPENDENCE ON COMPUTER SYSTEMS

         We utilize a number of computer systems to schedule flights and personnel, track aircraft and freight, bill customers, pay expenses and monitor a variety of our activities, ranging from maintenance and safety compliance to financial performance. The failure of the hardware or software that support these computer systems, or the loss of data contained in any of them, could significantly disrupt our operations, which could have a material adverse effect on our business and the value of the common stock.

         While we believe our computer systems are generally year 2000 compliant, the computer systems of the FAA and our customers, suppliers, vendors, bankers, maintenance providers and air logistics service providers may not be year 2000 compliant. Failure of the computer systems of the FAA or one or more of our significant customers, suppliers, vendors or air logistics service providers to correctly record, manipulate or retrieve dates from the year 2000 and beyond could have a material adverse effect on our business and the value of the common stock.

CERTAIN ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

         Our Certificate of Incorporation, as amended, and Bylaws, as amended, include certain provisions that have anti-takeover effects and that could make it more difficult for a third party to acquire control of the Company, even if such change in control would be beneficial to our stockholders. In addition, the Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter and prohibits non-U.S. citizens from serving as directors or officers of the Company.

         The Certificate of Incorporation allows us to issue up to 1,000,000 shares of preferred stock without stockholder approval. In addition, we could issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock. The issuance of preferred stock could also result in a series of securities outstanding that would have preferences over the common stock with respect to dividends and in liquidation. Any of the foregoing could have a material adverse effect on the value of the common stock.

EFFECTS OF A CHANGE OF CONTROL

         Holders of the Notes have the right to require us to repurchase the Notes upon a Change of Control (as defined in the Indenture) and all debt under the Credit Facility and Term Loan must be repaid upon a Change of Control (as defined in the Credit Facility). Any of the foregoing provisions could have a material adverse effect on our business and the value of the common stock.


                             INDUSTRY RELATED RISKS

GOVERNMENT REGULATION

         GENERAL. We are subject to Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended), under which the Department of Transportation ("DOT") and the FAA exercise regulatory authority over air carriers. The DOT and the FAA have the authority to modify, amend, suspend or revoke the authority and licenses issued to us for failure to comply with the provisions of law or applicable regulations. In addition, the DOT and the FAA may impose civil or criminal penalties for violations of applicable rules and regulations. Such actions by the FAA or the DOT, if taken, could have a material adverse effect on our business and the value of the common stock.

         The adoption of new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, whether by the FAA, the DOT, the U.S. government or any foreign, state or local government, could have a material adverse effect on our business and the value of the common stock. In addition, we are subject to regulation by various other federal, state, local and foreign authorities, including the Department of Defense and the Environmental Protection Agency.

         Our international operations are governed by air services agreements between the United States and foreign countries where we operate. Under some of these air services agreements, traffic rights in those countries are available to only a limited number of and in some cases only one or two, U.S. air carriers and are subject to approval by the applicable foreign regulators, limiting growth opportunities in such countries.

         SAFETY, TRAINING AND MAINTENANCE REGULATIONS. Virtually every aspect of our air carrier operations are subject to extensive FAA regulation, including the areas of safety, training and maintenance. To ensure compliance with FAA rules and regulations, the FAA routinely inspects air carrier operations and aircraft and proposes civil monetary penalties in the event of non-compliance. The imposition of civil penalties by the FAA could have a material adverse effect on our business and the value of the common stock.

         Recently, the FAA proposed a $1 million civil penalty against us. The FAA alleges that we operated a Douglas DC-8 aircraft in a condition that violated FAA rules. We believe we have legal and factual defenses to the FAA's allegations, and we are currently negotiating a settlement with the FAA which could reduce the amount of the penalty. We cannot assure you that we will be able to settle this matter with the FAA or that we will be able to reduce the amount of the penalty.

         Periodically, the FAA focuses on particular aspects of air carrier operations. For example, after the Valujet accident, the FAA adopted new procedures concerning oversight of contract maintenance, and after the Fine Air crash, the FAA conducted extensive inspections of procedures for loading cargo aircraft. These types of inspections and regulations often impose additional burdens on air carriers and increase their operating costs. We cannot predict when we will be subject to such inspections or regulations, nor the impact of such inspections or regulations. Any such inspections or regulations could have a material adverse effect on our business and the value of the common stock.

         NOISE ABATEMENT REGULATIONS. Airline operators must comply with FAA noise control regulations primarily promulgated under the Airport Noise and Capacity Act of 1990 (the "NOISE REGULATIONS"). Currently, we are in compliance with the Noise Regulations. We own 71 aircraft and lease 7 aircraft that are affected by the Noise Regulations, consisting of 11 Boeing 747s (two of which are grounded due to a series of Directives unrelated to the Noise Regulations), eight Lockheed L-1011s, 19 Douglas DC-8s, 35 Boeing 727s and five Douglas DC-9-15Fs (collectively, the "JET FLEET").

         Each aircraft in the Jet Fleet must comply with Stage 3 of the Noise Regulations by January 1, 2000. Any aircraft not complying with Stage 3 of the Noise Regulations on January 1, 2000 may not be operated in the U.S. until it complies with Stage 3 of such regulations. Of the 78 aircraft in the Jet Fleet, 55 aircraft currently comply with Stage 3 of the Noise Regulations or are currently being modified to comply with Stage 3 of such regulations, including all of our Boeing 747s and Lockheed L-1011s.

         Only six of our 19 Douglas DC-8s comply with Stage 3 of the Noise Regulations. We do not intend to modify the 13 remaining Douglas DC-8s to meet Stage 3 of the Noise Regulations. We currently intend to sell these 13 Douglas DC-8s and replace them with nine leased Boeing 727s. See "Developments -- Additional Boeing 727s."

         In addition, eight of our Boeing 727s do not comply with Stage 3 of the Noise Regulations, not including two Boeing 727s currently being modified to comply with Stage 3 of such regulations and one Boeing 727 currently parked. Other than the parked Boeing 727, we currently anticipate modifying our remaining Boeing 727s to comply with Stage 3 of the Noise Regulations by January 1, 2000. We anticipate the aggregate cost of these modifications to be approximately $14.4 million, not including aircraft downtime. In addition, one of our Douglas DC-9-15Fs does not comply with Stage 3 of the Noise Regulations. We currently intend to modify this Douglas DC-9-15F to comply with Stage 3 of the Noise Regulations by January 1, 2000 at a cost of $1.5 million, not including aircraft downtime.

         Some airport operators have adopted local regulations which, among other things, impose curfews and other noise limiting requirements and other airport operators may do so in the future. Finally, our international operations are affected by noise regulations in foreign countries that may be stricter than those in effect in the U.S.

         CARGO DOOR AND FLOOR MODIFICATIONS REGULATIONS. We currently operate 31 Boeing 727s which were converted from passenger configuration to freighter configuration by installing a large cargo door and various cargo container handling systems. The FAA issued authorizations, called Supplemental Type Certificates ("STCs"), to four companies to convert Boeing 727s from passenger configuration to freighter configuration. All of these 31 Boeing 727s were converted to freighter configuration pursuant to three of the four STCs.

         The FAA has reevaluated these STCs and has determined that they do not meet FAA standards in several respects. The FAA has issued a Directive to address the first of its concerns -- the structural strength of the aircraft floor. Other areas of concern relate to the strength of various cargo-handling systems and are expected to be addressed later.

         Pursuant to the Directive, each operator of Boeing 727 freighter aircraft modified pursuant to any of the four STCs must limit the weight of each cargo container position and adopt other operating restrictions, until the operator can demonstrate that the floor strength meets the FAA's standards. Under the Directive, until we can demonstrate that the floor strength meets the FAA's standards, we must limit the weight of each cargo container position to approximately 4,000 pounds and after June 2001, we must limit the weight of each cargo container position to approximately 3,000 pounds. Currently, the maximum weight of each cargo container position is approximately 8,000 pounds. Most of our Boeing 727s have 12 cargo container positions.

         To address this problem, during the first half of 1998, we purchased one of these four STCs. Of the 31 Boeing 727s we currently operate, five were converted to cargo configuration pursuant to this STC. As the owner of this STC, we were able to receive authority from the FAA to modify these five Boeing 727s to raise the permissible weight of each cargo container position to approximately 6,000 pounds. We expect these modifications to take one to two days and to cost between $25,000 to $50,000 per aircraft, not including aircraft downtime. We expect to perform all of these modifications at our maintenance facilities.

         We have also applied to the FAA for authority to modify our remaining Boeing 727s to raise the permissible weight per cargo container position to approximately 6,000 pounds. We do not expect this Directive to have a material adverse effect on our business.

         The FAA is now reviewing the structural integrity of other types of cargo aircraft, including Douglas DC-8s and DC-9s. We are currently working with the FAA and other industry groups to analyze these issues and propose solutions, if any. We do not expect this matter to have a material adverse effect on our business.

         AGING AIRCRAFT REGULATIONS; POTENTIAL COMPLIANCE COSTS. All of our aircraft are subject to FAA Directives issued at any time under the FAA's "Aging Aircraft" program or issued on an ad hoc basis. These Directives can cause us to conduct extensive examinations and structural inspections of our aircraft and to make modifications to our aircraft to address or prevent problems of corrosion and structural fatigue.

         For example, the FAA has issued a Directive requiring certain modifications to the engine pylons on all Boeing 747-100s and -200s by March 2000. Three of our Boeing 747s must be modified pursuant to this Directive at an anticipated cost of between $1 million and $1.5 million per aircraft, not including downtime of approximately 45 days per aircraft. We currently intend to modify two of these Boeing 747s in 1999 and the remaining Boeing 747 in 2000. We expect to modify one Boeing 747 during regularly scheduled maintenance to minimize the impact of its downtime and will seek to have the other two aircraft modified during scheduled maintenance to the extent practicable.

         Our cost to comply with FAA Directives issued under the Aging Aircraft program cannot currently be estimated, but could be substantial and could have a material adverse effect on our business and the value of the common stock.

         HAZARDOUS MATERIALS REGULATIONS. The FAA exercises regulatory jurisdiction over transporting hazardous materials. From time to time, we transport articles that are subject to these regulations. Shippers of hazardous materials share responsibility with the air carrier for compliance with these regulations and are primarily responsible for proper packaging and labeling. If we fail to discover any undisclosed hazardous materials or mislabel or otherwise ship hazardous materials, we may suffer possible aircraft damage or liability, as well as, substantial monetary penalties. Any of these events could have a material adverse effect on our business and the value of the common stock. The FAA has recently increased its monitoring of shipments of hazardous materials.

         CONTRABAND RISKS. Although required to do so, customers may fail to inform us about cargo that must be processed by applicable customs authorities. If we fail to properly process cargo through customs, our aircraft could be seized and/or we may suffer substantial monetary penalties. Any of these events could have a material adverse effect on our business and the value of the common stock.

         In addition, some of our aircraft fly to and from countries, such as Colombia, where substantial quantities of illegal drugs are manufactured. In the past, without our prior knowledge, individuals have tried to smuggle illegal drugs into the U.S. on our aircraft. If we fail to discover any illegal drugs or other illegal cargo on our aircraft, the aircraft could be seized and/or we may suffer substantial monetary penalties. Any of these events could have a material adverse effect on our business and the value of the common stock.

         FOREIGN OPERATIONS REGULATED. Some of our operations are conducted between the U.S. and foreign countries, as well as between two or more points located outside the United States. As with the certificates and licenses obtained from U.S. authorities, we must comply with all applicable rules and regulations imposed by foreign aeronautical authorities or risk having our foreign operating certificates or licenses revoked, suspended, amended or modified.

         STOCK OWNERSHIP BY NON-U.S. CITIZENS. Under current federal aviation law, our air freight carriers could cease to be eligible to operate as air freight carriers if more than 25% of our voting stock were owned or controlled by non-U.S. citizens. Moreover, in order to hold an air freight carrier certificate, the president and two-thirds of the directors and officers must be U.S. citizens. All of our directors and officers are U.S. citizens. Furthermore, the Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter, and our Bylaws do not permit non-U.S. citizens to serve as directors or officers.

COMPETITION

         The market for air freight services is highly competitive. Our air freight carrier services are also subject to competition from other modes of transportation, including, but not limited to, railroads and trucking. Additional demand for air freight carrier services over the last few years has resulted in numerous new entrants in this business. We believe there are limited barriers to entry into this business and that increased demand may stimulate additional competition.

         The market for air logistics also has been and is expected to remain highly competitive. Our principal competitors for on-demand air logistics services are other air logistics companies, air freight carriers which seek to book charters directly with customers and air freight companies that offer expedited service.

         Our ability to attract and retain business also is affected by whether and to what extent our customers decide to coordinate their own transportation needs. With respect to our contract charter business, it could be adversely affected by the decision of its air carrier customers to acquire additional aircraft or by its non-air carrier customers to acquire and operate their own aircraft. In this regard, many of our competitors and customers have substantially greater financial resources than us.

ENVIRONMENTAL MATTERS

         Our operations must comply with numerous environmental laws, ordinances and regulations. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or clean up of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to clean up such contaminated property properly, may adversely affect the ability of the owner of the property to use such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated and may impose remedial or compliance costs. The costs of defending against claims of liability or cleaning up contaminated property and the cost of complying with environmental laws could have a material adverse effect on our business and the value of the common stock.

         Currently, we are not aware of any environmental contamination for which we are liable for the cost of removal or cleanup. Until May 2001, Conrad
A. Kalitta, the former owner of the Kalitta Companies, has agreed, subject to certain limitations, to indemnify us against any losses arising from any environmental liability at any of the Kalitta Companies' facilities.

         In part because of the highly industrialized nature of many of the locations at which we operate, there can be no assurance that we have discovered all environmental contamination for which we may be responsible.

CAPITAL INTENSIVE NATURE OF AIRCRAFT OWNERSHIP

         Our air freight carrier business is highly capital intensive. In order to expand our air freight carrier business, we intend to purchase new or used jet aircraft. Used jet aircraft typically require certain modifications, including reconfiguring the aircraft from passenger to cargo use and installing equipment to comply with the Noise Regulations. The market for used jet aircraft is volatile and can be adversely affected by limited supply, increased demand and other market factors. We cannot assure you that we will be able to purchase and, if necessary, modify additional aircraft at favorable prices or that we will have or be able to obtain sufficient resources with which to make such purchases and, if necessary, modifications. The capital intensive nature of our business could adversely impact the value of the common stock.

         In the future, we may acquire domestic and/or international air freight carriers as a means of acquiring used jet aircraft. Such an acquisition would involve substantial risks, including overvaluing the acquired business and inadequately or unsuccessfully integrating the acquired business. In addition, the terms of the Credit Facility and Term Loan restrict our ability to make certain acquisitions. Further, acquisitions can result in increased amortization which would reduce earnings per share in the future. We may finance future acquisitions, if any, by issuing shares of common stock. Any future issuance of common stock may result in substantial dilution to you.

OPERATING COSTS

         The operation of our air freight carrier business involves considerable operational, maintenance, fuel and personnel costs. Our financial results can be adversely affected by unexpected engine or airframe repairs, compliance with Directives and regulations of the FAA and associated aircraft downtime. In addition, spare or replacement parts and components may not be readily available in the marketplace. Failure to obtain necessary parts or components in a timely manner or at favorable prices could have a material adverse effect on our business and the value of the common stock.

         Fuel is a significant cost of operating aircraft. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world and recently the cost of fuel has fluctuated markedly and may rise in 1999. We have no agreement with any fuel supplier assuring the availability or price stability of fuel and such agreements are generally not available in the industry. We generally pass on fuel cost increases to our customers under charter contracts that call for us to provide only aircraft, crews, maintenance and insurance ("ACMI"). However, under some of our contracts and in our scheduled operations, we absorb increased fuel costs. Accordingly, the future cost and availability of fuel to us cannot be predicted and substantial price increases in, or the unavailability of adequate supplies of, fuel may have a material adverse effect on our business and the value of the common stock.

VOLATILITY OF AIR FREIGHT SERVICES MARKET

         The demand for air freight services is highly dependent on the strength of both the domestic and global economy. Although the air freight services industry has experienced strong growth over the last several years, general economic downturns could have a material adverse effect on our business and the value of the common stock.

UTILIZATION OF AIRCRAFT

         Our operating results are highly dependent on our ability to effectively utilize our diverse fleet of aircraft. There can be no assurance, however, that operation of any of the various types of aircraft in our fleet will prove to be profitable. Inability to keep our aircraft in revenue service or achieve an acceptable level of aircraft utilization could have a material adverse effect on our business and the value of the common stock.

RISK OF ACCIDENT; INSURANCE COVERAGE AND EXPENSES

         Our operations involve risks of potential liability against us in the event of aircraft accidents and, in the case of our air ambulance services, for medical malpractice. We are required by the DOT to carry liability insurance on each of our aircraft. We also carry medical liability insurance for our air ambulance business. Although we believe our current insurance coverage is adequate and consistent with current industry practice, we cannot assure you that our coverage will not be changed or that we will not suffer substantial losses and lost revenues from accidents. See "Risk Factors -- Dependence on Aircraft Availability." Substantial claims resulting from an accident in excess of our insurance coverage could have a material adverse effect on our business and the value of the common stock. In addition, any significant increase in our current insurance expense could have a material adverse effect on our business and the value of the common stock. Moreover, any aircraft accident, even if fully insured, could result in Directives or investigations or could cause a public perception that some of our aircraft are less safe or reliable than other aircraft, which could have a material adverse effect on our business and the value of the common stock.

INTERNATIONAL BUSINESS RISK

         We expect to continue to derive a substantial portion of our revenues from providing air freight carrier services to customers in South and Central America and the Pacific Rim. The risks of doing business in foreign countries include:

         (1) potential adverse changes in the diplomatic relations between foreign countries and the U.S.;

         (2) hostility from local populations directed at a U.S. flag carrier;

         (3)      government policies against foreign-owned businesses;

         (4)      adverse effects of currency exchange controls;

         (5) restrictions on the withdrawal of foreign investment and earnings; and

         (6) the risk of expropriation and insurrections that could result in losses against which we are not insured.

Our international operations also are subject to economic uncertainties, including risks of renegotiation or modification of existing agreements or arrangements with exchange restrictions and changes in taxation. Any of these events could have a material adverse effect on our business and the value of the common stock.

         Nearly all of our revenue is in U.S. dollars. However, a meaningful portion of our revenue is from customers whose revenue is not in U.S. dollars. Therefore, any significant devaluation in our customers' currencies relative to the U.S. dollar could adversely effect their ability to pay us in U.S. dollars or to continue to use our services, which could have a material adverse effect on our business and the value of the common stock.


                           FORWARD LOOKING STATEMENTS

         Statements contained in this prospectus or incorporated by reference into this prospectus, which can be identified by the use of forward looking terminology, such as "may," "will," "expect," "could," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward looking statements. See "Risk Factors" for cautionary statements identifying important factors with respect to such forward looking statements, including important risks and uncertainties that could cause actual results to differ materially from results referred to in the forward looking statements. There can be no assurance that our expectations regarding any of these matters will be fulfilled.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Security and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on its public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov or at the offices of the National Association of Securities Dealers, Inc., 1735 K.
Street N.W., Washington, D.C. 20006.

         We have filed a Registration Statement on Form S-3 (Registration No. 333-_____) (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission of which this prospectus is a part. This prospectus does not contain all of the information set forth in the Registration Statement, some of which is contained in exhibits to the Registration Statement. Statements in this Registration Statement concerning the contents of exhibits to this Registration Statement are not necessarily complete, and therefore, we refer you to the exhibit for a more complete description of the exhibit. Each statement in this Registration Statement regarding the contents of an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. You should consider the information incorporated by reference to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the earlier of the selling stockholders selling all the shares of common stock or this offering terminating. See "Plan of Distribution."

         (1) Amendment No. 1 to Current Report on Form 8-K filed with the Commission on November 7, 1997;

         (2) Current Report on Form 8-K filed with the Commission on December 4, 1997;

         (3) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (4) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         (5) Definitive Proxy Statement for our 1998 Annual Meeting of Stockholders filed on April 30, 1998 (the "PROXY STATEMENT"); and

         (6) The description of the common stock included in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 1, 1996.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Investor Relations
                  Kitty Hawk, Inc.
                  1515 West 20th Street
                  P.O. Box 612787
                  Dallas/Fort Worth International Airport, Texas 75261
                  (972) 456-2200

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR THE SUPPLEMENTS TO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.


                                  THE COMPANY

         We have three main businesses. First, we are a leading U.S. and international provider of air freight carrier services, which means that we transport air freight in airplanes that we charter to third parties. In this business, we charge customers for the use of the entire airplane, regardless of the amount of freight we transport for them, and each airplane flies for only one customer at a time. Second, we are a leading provider of scheduled freight services, which means that we transport air freight on scheduled routes, and each airplane generally transports the freight of multiple customers at the same time. In this business, we charge customers by the size and the weight of the freight shipped. Finally, we are a leading provider of air logistics services in the U.S., which means that we arrange the delivery of air freight on an expedited basis, whether on our airplanes or those of a third party. In addition, we provide certain engine maintenance services for third parties as well as for our fleet of Boeing 727s, Douglas DC-8s and Douglas DC-9s.

AIR FREIGHT CARRIER SERVICES

         We are a leading provider of air freight carrier services. Our air freight carrier operations include:

         (1) contractual charters under which we generally supply aircraft, crews, maintenance and insurance to a customer for multiple flights on the same route; and

         (2)      on-demand charters which are generally ad hoc single trips.

SCHEDULED FREIGHT SERVICES

         Our scheduled freight operations include an overnight freight service operating within a network of approximately 45 North American cities and a service between Los Angeles, the Hawaiian Islands and several Pacific Rim countries.

AIR LOGISTICS SERVICES

         We are a leading provider of same-day air logistics services in the U.S. We arrange the delivery of time sensitive freight using aircraft of third party air freight carriers as well as our own fleet.

OTHER

         We provide comprehensive aircraft maintenance services, including airframe repair and engine overhauls, for our fleet of Boeing 727s and Douglas DC-8s, and we provide engine overhaul services for our fleet of Douglas DC-8s. We also provide engine overhaul services to third parties for JT3 engines, which are used on Douglas DC-8s, and JT8 engines, which are used on Boeing 727s and Douglas DC-9s. We have major maintenance facilities in Oscoda and Ypsilanti, Michigan and Dallas, Texas. In addition, we operate an air ambulance service.

         See the information under the caption "Business" in our Annual Report on Form 10-K for the year ended December 31, 1997, for a more complete description of our business.

         We are incorporated in the State of Delaware. Our principal executive offices are located at 1515 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261 and our telephone number at that address is (972) 456-2200. Our website is located at http://www.kha.com.


                                  DEVELOPMENTS

SUMMARY OF UNAUDITED FOURTH QUARTER AND 1998 FINANCIAL RESULTS

         For the fourth quarter of 1998, net income increased 125% to $11.5 million, up from pro forma net income of $5.1 million for the fourth quarter of 1997. Total revenues for the fourth quarter of 1998 increased 13% to $236.7 million, up from pro forma revenues of $209.6 million for the fourth quarter of 1997. For 1998, net income increased to $16.6 million as compared to a pro forma loss of $960,000 in 1997. For 1998, total revenues increased 13% to $714.9 million, up from pro forma revenues of $631.3 million for 1997. Air freight carrier revenues were up 13% to $602.9 million in 1998 from pro forma revenues of $531.6 million in 1997. Air logistics services revenues were up 14.6% to $80.8 million in 1998 from $70.5 million in 1997.

         The foregoing unaudited pro forma financial results for the fourth quarter of 1997 and the year ended December 31, 1997 give effect to:

         (1)      the acquisition of the Kalitta Companies;

         (2)      the issuance of the Notes;

         (3)      the incurrence of the Term Loan; and

         (4)      the acquisition of 16 Boeing 727s from the Kalitta Companies;

as if each of these transactions had been consummated on January 1, 1997. This information is presented for illustrative purposes only and does not purport to present our results of operations had these transactions occurred on January 1, 1997, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

         No pro forma adjustments have been applied to reflect:

         (1) revenues or operating costs generated from two Boeing 747s purchased in February 1998 and modified to cargo configuration with approximately $56 million of the net proceeds from the sale of the Notes and other internally generated funds; or

         (2) operating efficiencies or cost savings (other than approximately $1.5 million of insurance savings) resulting from the acquisition of the Kalitta Companies.

In addition, pro forma results have not been adjusted to eliminate:

         (1)      abnormally high engine maintenance expenses;

         (2) costs incurred to add and maintain flight crews in anticipation of increased air freight carrier business which had not yet materialized in part due to delays in acquiring aircraft; and

         (3) start-up costs previously incurred to establish our wide-body passenger charter business.

RESTRUCTURING OF KITTY HAWK INTERNATIONAL

         Recently we changed the name of American International Airways, Inc. to Kitty Hawk International, Inc. Due to continued losses at Kitty Hawk International, we are in the process of restructuring Kitty Hawk International to focus on its core business of air freight transportation in wide body aircraft. See "Risk Factors -- Company Related Risks - Continued Losses at Kitty Hawk International."

         Therefore, we have eliminated our passenger charter division and have parked the two passenger Boeing 747s and two passenger Lockheed L-1011s in that division. We are currently deciding whether to sell the aircraft, convert them to cargo configuration or employ them in other uses. Because all four of these aircraft are collateral under the Notes, any sales must be made in compliance with the Indenture.

         Further, we have stopped providing third party airframe repair and engine overhaul services, other than on JT3 engines, which are used on Douglas DC-8s, and JT8 engines, which are used on Boeing 727s and Douglas DC-9s. In addition, we have entered into agreements to outsource a majority of our major maintenance on our fleet of Boeing 747s, Lockheed L-1011s and Douglas DC-8s, other than engine overhauls on JT3 engines. We currently anticipate that by December 31, 1999 our Oscoda, Michigan maintenance facility will be dedicated to:

         (1) comprehensive airframe repairs and engine overhaul services for our fleet of Boeing 727s and Douglas DC-9s;

         (2) comprehensive engine overhaul services for our fleet of Douglas DC-8s;

         (3) light maintenance checks on our fleet of Boeing 747s, Lockheed L-1011s and Douglas DC-8s; and

         (4)      third party JT3 and JT8 engine overhauls.

         In connection with these changes, we eliminated approximately 450 jobs at Kitty Hawk International in 1998 and intend to eliminate approximately 1,050 additional jobs at Kitty Hawk International in 1999. In addition, we intend to close surplus portions of our Oscoda, Michigan maintenance facility. Further, we intend to reduce Kitty Hawk International's owned and leased operating fleet from 36 aircraft at December 31, 1998 to 19 aircraft at December 31, 1999, consisting of seven Boeing 747s, six Lockheed L-1011s and six Douglas DC-8s. These aircraft numbers do not include our owned and leased Boeing 727s and Douglas DC-9s operated by Kitty Hawk Aircargo, Inc., our air freight carrier that operates narrow body aircraft, or the small aircraft owned and operated by Kitty Hawk Charters, Inc., our small aircraft operator.

         In connection with the closing of surplus portions of our Oscoda, Michigan maintenance facility, we took a $1 million charge in the fourth quarter of 1998. We do not currently anticipate taking any additional material charges in connection with this restructuring.

BOEING 727 CARGO FLOOR MODIFICATION DIRECTIVE

         The FAA recently adopted a Directive requiring operators of Boeing 727 aircraft converted to cargo configuration pursuant to four STCs to limit the weight per cargo container position until the aircraft is modified to be in compliance with FAA standards. We currently operate 31 Boeing 727s that are affected by this Directive. In the first half of 1998, we purchased one of the four STCs and recently received approval from the FAA to modify five of these Boeing 727s to raise the permissible weight per cargo container position to approximately 6,000 pounds. We expect these modifications to take one to two days per aircraft and to cost between $25,000 and $50,000 per aircraft, not including aircraft downtime. In addition, we have applied to the FAA for authority to modify our remaining Boeing 727s to raise the permissible weight per cargo container to approximately 6,000 pounds. See "Risk Factors -- Industry Related Risks -- Government Regulation -- Cargo Door and Floor Modifications Regulations."

RESIGNATION OF MR. KALITTA AND SEPARATION AGREEMENT

         On April 17, 1998, Mr. Kalitta resigned from his position as our Vice Chairman and from all other officer and employee positions of the Company, including his position as Chief Executive Officer and President of Kitty Hawk International. Mr. Kalitta joined the Company upon the consummation of our November 1997 acquisition (the "ACQUISITION") of the Kalitta Companies from Mr. Kalitta.

         In connection with his resignation, the Company, Mr. Kalitta and certain other affiliated parties entered into a Separation Agreement dated April 17, 1998, which was subsequently amended on June 5, 1998 (as amended, the "SEPARATION AGREEMENT"). Since that time, the parties to the Separation Agreement entered into an Agreement dated January 21, 1999 that modified certain provisions of the Separation Agreement.

         Under these agreements, the Company, Mr. Christopher and Mr. Kalitta terminated all voting and other agreements entered into in connection with the Acquisition that ensured Mr. Christopher and Mr. Kalitta certain rights to hold and fill officer and director positions of the Company and its subsidiaries. Pursuant to these agreements, the Company granted Mr. Kalitta certain rights to demand registration ("DEMAND REGISTRATION RIGHTS") of up to 2,900,000 shares of common stock until June 30, 2000. In addition, Mr. Kalitta granted Mr. Christopher the right to vote all shares of common stock owned by Mr. Kalitta until June 30, 2000.

         Pursuant to the terms of the Separation Agreement, Mr. Kalitta amended his employment agreement with Kitty Hawk International to provide that he will not engage in the air cargo charter management, or charter brokerage business, or in the business of ad hoc or scheduled carriage of air freight under Federal Aviation Administration Part 121 or Part 135 certificates, within the United States, until April 17, 2001, either directly or indirectly, whether as an employee, agent, consultant, broker, partner, principal, owner, stockholder or otherwise (provided that he shall be permitted to purchase up to a 5% interest in any publicly traded company in any such businesses). Until April 17, 2001, Mr. Kalitta agreed:

         (1) not to serve as an employee, officer or director of, consultant to, or independent contractor for, Trans Continental Airlines, Inc. ("TRANSCON"), an air freight carrier owned by Scott Kalitta, Mr. Kalitta's son, or TransCon's affiliates;

         (2) to cause his affiliates not to, capitalize, make loans to or otherwise finance TransCon in excess of an aggregate principal amount of $7,500,000 outstanding at any one time; and

         (3) to cause his affiliates not to, lease more than an aggregate of three aircraft of all types to TransCon at any one time.

Under the terms of his amended employment agreement, Mr. Kalitta and any affiliate of Mr. Kalitta may:

         (1) buy, modify, sell and lease aircraft, aircraft engines and aircraft equipment;

         (2) deal in or with STCs, except that neither Mr. Kalitta, nor any affiliate of Mr. Kalitta, may use his or such affiliate's STCs to modify Boeing 727 aircraft from passenger to freighter configuration until April 17, 2001.

Additionally, until April 17, 1999, without our prior written approval, neither Mr. Kalitta nor any of his affiliates shall, directly or indirectly, employ or contract with any individual employed by Kitty Hawk International, Inc. or any of its affiliates as of April 17, 1998 or at any time within such one year period.

         Mr. Kalitta also has agreed to, among other things, repay certain loans owed to us by his affiliates, purchase certain non-airline related assets, pay future legal fees and costs associated with the litigation of certain claims we have against GATX-Airlog Company (in exchange for the receipt of all recoveries from such litigation) and abide by certain customary standstill provisions for a three year period.

ADDITIONAL BOEING 747S

         During 1998, we acquired two Boeing 747-200s and had them converted to cargo configuration by Boeing. The first aircraft was redelivered to us in October 1998 and entered revenue service. The other Boeing 747 was redelivered to us in November 1998 and entered revenue service.

         In July 1998, our Oscoda, Michigan maintenance facility completed the cargo conversion of a Boeing 747-200 that we acquired in September 1997. The FAA approved the cargo conversion and the aircraft is currently in revenue service. During the approval process, the FAA determined that the structure that connects the wings to the aircraft had not been modified in certain respects and decided to limit the maximum payload of the aircraft to 200,000 pounds rather than the anticipated 240,000 pounds. The reduction in payload capacity could reduce the hourly revenue rate for the aircraft by as much as 6% from the anticipated hourly revenue rate. The FAA has also asked us to voluntarily reduce the maximum payload of two other Boeing 747-200s that have a similar issue. These two other Boeing 747s were converted to cargo configuration prior to our acquisition of the Kalitta Companies. Former management of the Kalitta Companies did not disclose this issue to our management, who did not know of the issue until the FAA raised it. We currently intend to modify each of these three Boeing 747s to fix this problem in the second half of 1999 at a cost not expected to exceed $150,000 per aircraft, not including aircraft downtime. Pending modification of these aircraft, we have decided not to reduce the maximum payload of the other two Boeing 747s affected by this problem.

ADDITIONAL BOEING 727S

         Recently, we entered into an agreement to lease nine Boeing 727s for a period of seven years each with an option to renew each lease for an additional two year term. We expect three of these aircraft will enter revenue service in 1999 and the other six aircraft will enter revenue service in 2000. The lessor will pay the cost to modify the aircraft to cargo configuration and to bring the aircraft into compliance with Stage 3 of the Noise Regulations.

MODIFICATION OF REEVES EMPLOYMENT AGREEMENT AND GRANT OF OPTIONS

         In April 1998, we entered into a Modified and Restated Employment Agreement (the "EMPLOYMENT AGREEMENT") with Mr. Reeves. The Employment Agreement modifies and supercedes Mr. Reeves' prior employment agreement in its entirety. The terms of the Employment Agreement are substantially similar to those of Mr. Reeves' prior employment agreement, except for the following:

         (1) Mr. Reeves' annual base salary was increased from $115,000 to $400,000.

         (2) in the event we terminate Mr. Reeves' employment other than as a result of Mr. Reeves' material breach of the Employment Agreement, Mr. Reeves' guaranteed post-termination compensation was increased from one year at 100% of his then-current salary and two additional years at 50% of his then-current salary to five years at 100% of his then-current salary, payable at the time he would have received it absent termination; and

         (3) Mr. Reeves was granted a non-qualified stock option (the "OLD OPTION") to acquire 400,000 shares of common stock at an exercise price of $16.75 per share. The option vested as to 100,000 shares on each of April 27, 1999, 2000, 2001 and
                  2002. However, in general, in the event of our dissolution or liquidation, our reorganization, merger or consolidation where we were not the surviving entity, or our sale of substantially all of our property, the option became immediately exercisable in full. In addition, upon our termination of Mr. Reeves' employment without cause or upon Mr. Reeves' death or disability, the option became immediately exercisable in full. The option terminated on the earlier of December 31, 2005 or the 12 month anniversary of Mr. Reeves' death. In addition, if we terminated Mr. Reeves' employment for cause or if Mr. Reeves voluntarily terminated his employment before reaching age 65, other than for disability, the option terminated immediately. Further, we could have immediately terminated the option if during or after Mr. Reeves' employment, Mr. Reeves directly or indirectly engaged in competition with us or disclosed any of our proprietary and confidential business information in breach or violation of any agreement. The option generally provided for customary anti-dilution protection for Mr. Reeves and granted Mr. Reeves rights to register shares he received under the option at the same time and in the same proportion as Mr. Christopher registered shares of common stock. Neither Messrs. Christopher or Reeves have contractual rights to cause us to register shares of common stock.

For a discussion of the terms of Mr. Reeves' prior employment agreement, see "Executive Compensation -- Employment Contracts" in the Proxy Statement.

         In February 1999, we replaced the Old Option with a non-qualified stock option (the "NEW OPTION") to acquire 400,000 shares of common stock at an exercise price of $16.75 per share. The New Option was granted under the Kitty Hawk, Inc. 1999 Executive Stock Option Plan (the "OPTION PLAN") and is subject to stockholder approval of the Option Plan at the 1999 Annual Meeting of Stockholders. In connection with the grant of the New Option, Mr. Christopher irrevocably agreed to vote all shares of common stock he is entitled to vote in favor of approving the Option Plan at the 1999 Annual Meeting of Stockholders. Mr. Christopher currently has the right to vote approximately 58.2% of the common stock, which is greater than the majority approval required to approve the Option Plan. The terms of the New Option are substantially the same as the terms of the Old Option, except that the New Option vests as to 200,000 shares on February 24, 1999 and an additional 100,000 shares on each of February 24, 2000 and 2001 and fully vests immediately upon a change of control of the Company. In addition, the term of the New Option was extended from December 31, 2005 to February 24, 2009.

LITIGATION CONCERNING AMERICAN INTERNATIONAL CARGO

         As a result of our acquisition of AIA (now Kitty Hawk International), we acquired a 60% interest in a general partnership named American International Cargo ("AIC"). Pacific Aviation Logistics, Inc. ("PAL") owned the remaining 40% interest in AIC and was the managing partner of AIC. Beti Ward, who owns PAL, was the general manager of AIC. AIC operates a scheduled air freight service between Los Angeles, Honolulu and various destinations in the Pacific. AIC does not own any aircraft and currently leases all of its aircraft and facilities from us.

         In August 1998, we called a partnership meeting to designate AIA as the managing partner of AIC and to replace Ms. Ward as general manager. In response, Ms. Ward and PAL filed suit to prevent these actions and requested the court to dissolve AIC. While these issues were being addressed in court, we reached a settlement with Ms. Ward and PAL. The terms of the settlement are:

         (1) AIC will pay PAL a $5.4 million cash distribution from PAL's capital account in AIC.

         (2) We will give Ms. Ward and PAL a promissory note for an additional $2.35 million, payable in three annual installments of $700,000 each and one final payment of $250,000. This promissory note bears interest at a rate of 9.98%, and interest is payable semi-annually.

         (3) Ms. Ward and PAL will transfer to us all of their interest in AIC and its business.

         (4) Ms. Ward and PAL will broadly covenant not to compete in the Los Angeles and Honolulu air freight markets for a period of three and one-half years.

         (5) Ms. Ward and PAL will return approximately $180,000 worth of AIC's property.

         (6) All the parties will exchange mutual releases, but we will retain the right to pursue audit actions and seek other limited recoveries against Ms. Ward and PAL.

         As a result of the settlement, we now have full ownership and control of AIC and its business is being conducted without interruption.


                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         This prospectus covers the Selling Stockholders' sale from time to time of up to 200,000 shares of common stock.

         The following table lists the name of each Selling Stockholder, the number of shares of common stock owned by each Selling Stockholder before this offering, the number of shares of common stock that may be offered by each Selling Stockholder pursuant to this prospectus and the number of shares of common stock to be owned by each Selling Stockholder upon completion of this offering, assuming all shares registered hereby are sold. The information below is as of the date of this prospectus.

                                                                            NUMBER OF
                                                                              SHARES
                                        NUMBER OF SHARES     NUMBER OF        OWNED
                                       OWNED BENEFICIALLY     SHARES       BENEFICIALLY
                                           BEFORE THE          BEING        AFTER THE
              NAME                          OFFERING           SOLD         OFFERING
-----------------------------------    -------------------   ---------     -------------
Doug Kalitta(1) ...................          50,000           50,000            -- (2)
George Kelsey(3) ..................          50,000           50,000            -- (2)
Mary A. Phillips(4) ...............         150,000(5)        50,000       100,000 (2)(5)
Don Schilling(6) ..................          50,000           50,000            -- (2)

----------
(1) Mr. Kalitta serves as Kitty Hawk International's Vice President of Customer Management, and prior to November 19, 1997, Mr. Kalitta served as a member of AIA's Board of Directors and as AIA's Vice President of Central and South American Operations.

(2)      Represents less than 1% of the outstanding shares of common stock.

(3) Mr. Kelsey served as a member of the Company's Board of Directors from November 19, 1997 until May 29, 1998 and as a member of AIA's Board of Directors prior to November 19, 1997. Mr. Kelsey is an attorney and has represented the Company or the Kalitta Companies for more than 12 years.

(4) Mrs. Phillips serves as the Company's Vice President and Chief Information Officer. On June 26, 1998, the Company purchased all of the outstanding capital stock of Longhorn Solutions, Inc. from Mrs. Phillips for 150,000 shares of common stock.

(5) Includes 25,000 shares of common stock held in escrow by the Company until June 26, 2000 to satisfy Mrs. Phillips' indemnification obligations, if any, under a Stock Purchase Agreement, dated as of June 26, 1998, by and between the Company and Mrs. Phillips, pursuant to which the Company purchased all of the outstanding capital stock of Longhorn Solutions, Inc. from Mrs. Phillips.

(6) Mr. Schilling served as President of Flight One Logistics, Inc., Kitty Hawk Charters, Inc. (then named Kalitta Flying Service, Inc.) and O.K. Turbines, Inc. through June 15, 1998 and as a member of AIA's Board of Directors prior to November 19, 1997. Mr. Schilling does not currently work for the Company.


                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell their shares of common stock in one or more transactions on the Nasdaq Stock Market, in special offerings, secondary distributions, negotiated transactions, or a combination of such. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. This offering will terminate on the earlier of:

         (1) the date on which all shares offered hereby have been sold by the Selling Stockholders; or

         (2)      the 60th day after the date hereof.


                                 LEGAL MATTERS

         The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholders by Haynes and Boone, LLP, Dallas, Texas.


                                    EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

         The combined financial statements of American International Airways, Inc. and related companies as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the related financial statement schedule, incorporated by reference in this prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph which indicates that there are matters that raise substantial doubt about the ability of American International Airways, Inc. and related companies to continue as a going concern). The statements of certain assets sold of AIA for the years ended December 31, 1996 and 1995, and the related statements of revenues and direct expenses for the years ended December 31, 1996 and 1995 incorporated by reference from Kitty Hawk, Inc.'s Amendment No. 1 to Form 8-K dated November 7, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference. Such reports have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee .............    $   500
Printing Expenses ...............................................      5,000
Accounting Fees and Expenses ....................................     15,000
Legal Fees and Expenses .........................................     15,000
Fees of Transfer Agent and Registrar ............................        500
Miscellaneous Expenses
                                                                       1,000
         TOTAL ..................................................    $37,000


         All of the above expenses except the Securities and Exchange Commission registration fee are estimated. All of such expenses will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the General Corporation Law of the State of Delaware ("DELAWARE CODE") nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Company or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

         The Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

         Pursuant to a merger agreement, the Company has agreed to indemnify each person who was as of, or has been prior to, November 19, 1997, an officer, director, employee or agent of any of the Kalitta Companies against any losses related to such person's service, as of or prior to November 19, 1997, as an officer, director, employee or agent of any of the Kalitta Companies.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

Exhibit No.              Exhibit
-----------              --------
   4.1            Certificate of Incorporation of Kitty Hawk, Inc. (the
                  "Company"), filed as an exhibit to the Registrant's
                  Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.

   4.2            Amendment No. 1 to the Certificate of Incorporation of the
                  Company, filed as an exhibit to the Registrant's Registration
                  Statement on Form S-1 (Reg. No. 33-85698) dated as of
                  December 1994, which exhibit is incorporated herein by reference.

   4.3 Amended and Restated Bylaws of Kitty Hawk, filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference.

   4.4 Specimen Common Stock Certificate, filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Reg. No.
                  333-8307) dated as of October 1996, which exhibit is incorporated herein by reference.

   4.5            Indenture, dated November 15, 1997, in regard to 9.95% Senior
                  Secured Notes due 2004 by and among the Company and certain of its subsidiaries and Bank One, N.A. as Trustee and Collateral Trustee, filed as an exhibit to the Registrant's
                  Registration Statement on Form S-4 (Reg. No. 333-43645), which exhibit is incorporated herein by reference.

   4.6 First Supplemental Indenture, dated February 5, 1998, in regard to 9.95% Senior Secured Notes due 2004 by and among the Company and certain of its subsidiaries and Bank One, N.A. as Trustee and Collateral Trustee, filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Reg.
                  No. 333-43645), which exhibit is incorporated herein by reference.

   5.1**          Opinion of Haynes and Boone, LLP, Special Counsel of the
                  Company, as to the validity of Common Stock to be offered.

  10.1* Separation Agreement, dated as of April 17, 1998, by and among the Company, M. Tom Christopher, Conrad A. Kalitta and certain subsidiaries of the Company.

  10.2*           Amendment No. 1 to Separation Agreement, dated as of June 5,
                  1998, by and among the Company, M. Tom Christopher, Conrad A.
                  Kalitta and certain subsidiaries of the Company.

  10.3* Agreement, dated as of January 21, 1999, by and among the Company, M. Tom Christopher, Conrad A. Kalitta and certain subsidiaries of the Company.

  10.4*           Modified and Restated Employment Agreement, dated as of April
                  27, 1998, by and between the Company and Tilmon J. Reeves.

  10.5* Stock Option Agreement, dated as of April 27, 1998, by and between the Company and Tilmon J. Reeves.

  10.6*           Non-Qualified Stock Option Agreement, dated as of February
                  24, 1999, by and among the Company, M. Tom Christopher and
                  Tilmon J. Reeves.

  10.7* 1999 Kitty Hawk, Inc. Executive Stock Option Plan, dated as of February 24, 1999.

  21.1*           Subsidiaries of the Registrant.

  23.1** Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.

  23.2*           Consent of Ernst & Young LLP.

  23.3*           Consent of Deloitte & Touche LLP.

  24.1*           Power of Attorney of the Directors and certain Executive
                  Officers of the Company (on signature page hereof).

-------------
*        Filed herewith.
**       To be filed by amendment.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th day of March, 1999.

                                       KITTY HAWK, INC.


                                       By: /s/ RICHARD R. WADSWORTH
                                          --------------------------------------
                                                   Richard R. Wadsworth
                                             Senior Vice President -- Finance,
                                           Chief Financial Officer and Secretary

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Kitty Hawk, Inc. (the "Company") hereby constitutes and appoints, M. Tom Christopher and Richard R. Wadsworth, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto and including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with any regulatory authority, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of March, 1999:


             NAME                                                  CAPACITIES
             ----                                                  ----------
/s/ M. TOM CHRISTOPHER                       Chairman of the Board of Directors and
-------------------------------------        Chief Executive Officer
        M. Tom Christopher

/s/ TILMON J. REEVES                         Chief Operating Officer, President and
-------------------------------------        Director
          Tilmon J. Reeves

/s/ CONRAD A. KALITTA                        Director
-------------------------------------
          Conrad A. Kalitta



                                             Senior Vice President  -- Finance, Chief
/s/ RICHARD R. WADSWORTH                     Financial Officer, Secretary, Principal
-------------------------------------        Financial and Accounting Officer and
         Richard R. Wadsworth                Director

/s/ PHILIP J. SAUDER                         Director
-------------------------------------
         Philip J. Sauder

/s/ TED J. COONFIELD                         Director
-------------------------------------
           Ted J. Coonfield

/s/ LEWIS S. WHITE                           Director
-------------------------------------
            Lewis S. White

                                 EXHIBIT INDEX

Exhibit No.              Description
-----------              -----------
   4.1            Certificate of Incorporation of Kitty Hawk, Inc. (the
                  "Company"), filed as an exhibit to the Registrant's
                  Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.

   4.2            Amendment No. 1 to the Certificate of Incorporation of the
                  Company, filed as an exhibit to the Registrant's Registration
                  Statement on Form S-1 (Reg. No. 33-85698) dated as of
                  December 1994, which exhibit is incorporated herein by reference.

   4.3 Amended and Restated Bylaws of Kitty Hawk, filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference.

   4.4 Specimen Common Stock Certificate, filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Reg. No.
                  333-8307) dated as of October 1996, which exhibit is incorporated herein by reference.

   4.5            Indenture, dated November 15, 1997, in regard to 9.95% Senior
                  Secured Notes due 2004 by and among the Company and certain of its subsidiaries and Bank One, N.A. as Trustee and Collateral Trustee, filed as an exhibit to the Registrant's
                  Registration Statement on Form S-4 (Reg. No. 333-43645), which exhibit is incorporated herein by reference.

   4.6 First Supplemental Indenture, dated February 5, 1998, in regard to 9.95% Senior Secured Notes due 2004 by and among the Company and certain of its subsidiaries and Bank One, N.A. as Trustee and Collateral Trustee, filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Reg.
                  No. 333-43645), which exhibit is incorporated herein by reference.

   5.1**          Opinion of Haynes and Boone, LLP, Special Counsel of the
                  Company, as to the validity of Common Stock to be offered.

  10.1* Separation Agreement, dated as of April 17, 1998, by and among the Company, M. Tom Christopher, Conrad A. Kalitta and certain subsidiaries of the Company.

  10.2*           Amendment No. 1 to Separation Agreement, dated as of June 5,
                  1998, by and among the Company, M. Tom Christopher, Conrad A.
                  Kalitta and certain subsidiaries of the Company.

  10.3* Agreement, dated as of January 21, 1999, by and among the Company, M. Tom Christopher, Conrad A. Kalitta and certain subsidiaries of the Company.

  10.4*           Modified and Restated Employment Agreement, dated as of April
                  27, 1998, by and between the Company and Tilmon J. Reeves.

  10.5* Stock Option Agreement, dated as of April 27, 1998, by and between the Company and Tilmon J. Reeves.

  10.6*           Non-Qualified Stock Option Agreement, dated as of February
                  24, 1999, by and among the Company, M. Tom Christopher and
                  Tilmon J. Reeves.

  10.7* 1999 Kitty Hawk, Inc. Executive Stock Option Plan, dated as of February 24, 1999.

  21.1*           Subsidiaries of the Registrant.

  23.1** Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.

  23.2*           Consent of Ernst & Young LLP.

  23.3*           Consent of Deloitte & Touche LLP.

  24.1*           Power of Attorney of the Directors and certain Executive
                  Officers of the Company (on signature page hereof).

------------
*        Filed herewith.
**       To be filed by amendment.